                                                                     EXHIBIT 2.2

                         Dated the 28th day of May 1999

               NAM TAI ELECTRONIC AND ELECTRICAL PRODUCTS LIMITED

                                  (as Nam Tai)

                                       and

                      MICRO BUSINESS SYSTEMS IND. CO., LTD

                                  (as Company)

                                       and

                                  KIM JONG SUN

                                    (as Kim)

********************************************************************************

AGREEMENT FOR THE SALE AND PURCHASE AND ASSIGNMENT OF THE
BUSINESS AND THE ASSETS OF MICRO BUSINESS SYSTEMS IND. CO., LTD

********************************************************************************

                           Charles Chu, Kenneth Sit & Wu, Solicitors,
                           20/F., Crocodile House One,
                           50 Connaught Road Central,
                           Hong Kong.
                           Ref.: C/CHU/7782/99
                           (JK/NamTai (2) IA: \Micro\S&P-Shares)

                                      INDEX


  CLAUSE                                                                    PAGE
  ------                                                                    ----
        Recitals                                                              1

    1.  Interpretation                                                        1-3

    2.  Assignment of Business and Assets                                     4

    3.  Job Duty of Kim                                                       4

    4.  Representation and Warranties                                         4-6

    5.  Completion Date                                                       6

    6.  Conditions Precedent                                                  6-7

    7.  Completion                                                            7-9

    8.  Consequence of Completion                                             9

    9.  Forecast and Budget                                                   9

    10. Activities of Company                                                 10-11

    11. Assignment of Contract                                                11

    12. Legal Costs                                                           11

    13. Tax and Formalities                                                   11-12

    14.-19.  Miscellaneous Provisions                                         12-14

THIS AGREEMENT is made the 28th day of May One thousand nine hundred and ninety-nine

BETWEEN:-

(1) The CORPORATION named in Part I of the First Schedule (hereinafter called "Nam Tai"); and

(2) The CORPORATION named in Part II of the First Schedule (hereinafter called the "Company"); and

(3) The PERSON named in Part III of the First Schedule (hereinafter collectively called "Kim").

WHEREAS:-

(A) The Company is a private company limited by shares incorporated in the Republic of Korea on the 26th day of February 1992 and has at the date hereof an authorized share capital of Korean Won $50,000,000.00 divided into 10,000 ordinary shares and the entire authorized share capital have been issued and fully paid up. The Certificate of Business Registration, the Certificate of Registered Signature, the Business Certificate and the Articles of Association of the Company are attached herewith and marked as Appendix A.

(B) The Company is carrying on the business as hereinafter more particularly defined and called the "Business".

(C) Nam Tai has agreed to purchase the Business and the Assets from the Company upon and subject to the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.      (A) In this Agreement and the Schedules hereto, unless the context otherwise requires:-

            "Assets" means the assets of the Company more particularly mentioned in the Second Schedule and the Appendixes I, II, III, IV of this Agreement.

            "Business"              means the business of research and design of
                                    and development and the marketing and sale of telecommunication products and including but not limited to low frequency 900MHz cordless telephones.

            "the Agreement"         means this Agreement.

            "the Board"             means the Board of Directors of the Company.

            "Completion"            means the performance on the Completion Date
                                    by the parties hereto of the several
                                    obligations contained in Clause 7;

           "Completion Date"        means the date referred to in Clause 5;

           "Encumbrance"            means any charge, lien, equity, third party
                                    right, option, right of pre-emption or any other encumbrance, priority or security interest of whatsoever nature;

           "Equipment & Toolings"   means those moulds and toolings that are
                                    relevant to the Business and referred to as item (1) of the Assets.

           "Employees"              means the persons referred to in the Fourth
                                    Schedule.

           "Licences and Approvals" means Licences and Approvals
                                    and pending applications for approval as referred to items 3(a) & (b) of the Assets and all intellectual property rights in connection therewith.

(B) In this Agreement, unless the context otherwise requires, the singular includes the plural and vice versa, words importing any gender include every gender and references to persons include corporations and unincorporated body of persons.

2. In consideration of Nam Tai agreeing to the terms and provisions of this Agreement, the Company agrees to assign its Business and Assets absolutely and free from encumbrances to Nam Tai on Completion Date and to comply with or perform all other provisions to be complied with or performed on the part of the Company for the total consideration of United States of America Dollar SEVEN HUNDRED THOUSAND (US$700,000.00) (hereinafter called the "Purchase Price") upon Completion.

3. In consideration of Nam Tai agreeing to the terms and provisions of this Agreement Kim agrees to assume the job as a full time employee of Nam Tai.

4.1 The Company and Kim hereby jointly and severally represent, warrant and undertake to Nam Tai that the Company has the right and authority to sell the Business and Assets free from all claims, charges, liens, encumbrances and equities whatsoever and together with all rights attached, accrued or accruing thereto on or after the date hereof to Nam Tai.

4.2 The Company and Kim hereby jointly and severally represent, warrant and undertake to Nam Tai in the terms set out in this Clause 4 and the Third Schedule (hereinafter collectively called the "Warranties" and singly called the "Warranty") and that each of the Warranties and the matters disclosed in relation thereto will at Completion and will at all times between the date of this Agreement and the Completion Date be true and correct in all respects. On Completion the Company and Kim shall be deemed to have repeated the same on such basis. The Company and Kim agree and acknowledge that Nam Tai is entering into this Agreement in reliance on the representations and Warranties and the matters disclosed.

4.3 The Company and Kim hereby jointly and severally agree with Nam Tai to indemnify and hold Nam Tai harmless from and against all reductions in value, liabilities, damages, costs, claims and expenses (including legal expenses on solicitor-and-client basis) which Nam Tai may sustain, suffer or incur as a result of false representation or any breach of the Warranties or any provisions of this Agreement.

4.4 The Company and Kim shall forthwith notify Nam Tai upon it becoming aware of any event which may cause any of the representations, warranties and undertakings set out in this Clause 4 and in the Third

        Schedule to be incorrect, misleading or breached in any material respect or which may have any material adverse effect on the Assets and or the Business.

4.5 Each of the representations, Warranties shall be construed as a separate Warranty and shall not be limited or restricted by reference to or inference from the terms of any other representations, Warranties.

4.6 The Company and Kim jointly and severally undertake, in relation to any Warranty which refers to the knowledge, information or belief of the Company and Kim that it has made reasonable enquiry into the subject matter of the representations, Warranty and that it does not or ought to have the knowledge, information or belief that the subject matter of that Warranty may not be correct, complete or accurate in all respects.

4.7 The representations, Warranties contained in this Agreement shall remain in full force and effect notwithstanding and surving the Completion.

5. Completion of the sale and purchase of the Business and assignment of the Assets shall take place on or before the 4th June 1999.

6.1 The fulfilment of the provisions of clause 6.2 hereof on or before the Completion Date are conditions precedent to the obligation of Nam Tai to complete the purchase of the Business and the Assets.

6.2     The condition precedents are:-

        (i) After the signing of this Agreement, the Company shall authorise Nam Tai the exclusive use of the Licences and Approvals. Save and except with the written consent of Nam Tai the Company shall not apply the Licences and Approvals for any use or purpose.

        (ii) The Company has already delivered to Nam Tai the entirety of Equipment and Tooling in good and working conditions.

        (iii) The Company shall have informed the respective issuers of the Licences and Approvals that the Company requesting to the same to be registered under the name of Nam Tai pending the Completion.

6.3 If any of the provisions of clause 6.2 hereof have not been complied with Nam Tai shall, without prejudice to any of its other legal rights, have the option to:-

        (a)     rescind the sale and purchase of the Business and or the Assets;
                or

        (b) waive any one of such conditions and proceed to completion so far as practical; or

        (c) defer Completion for such a period for the fulfilment of the conditions referred to in clause 6.2.

7.1     On Completion the Company shall deliver to Nam Tai:-

        (i) an duly signed Assignment assigning the Business and the Assets to Nam Tai absolutely and be in a format satisfactory to Nam Tai;

        (ii) the original certificates or documentary evidence of the Licences and Approvals registered under the name of Nam Tai; or the original certificates or documentary evidence of the Licences and Approvals registered under the name of the Company together with the duly signed original Declaration of Trust declaring the Company as a trustee to hold the Licences and Approval for Nam Tai and that Nam Tai shall have the exclusive unrestricted right to use and apply the same for its business;

        (iii) the original minutes of meeting of the Board duly approving the Company to enter into this Agreement and in particular to assign the Business and the Assets to Nam Tai in accordance with the terms and conditions of this Agreement;

        (iv) such other documents as may be reasonably required to give a good title to the Business and the Assets and to enable Nam Tai or its nominee(s) to become the registered holders thereof;

        (v) the duly signed employment contract for a fixed term of 3 years by Kim with Nam Tai in the form as approved by Nam Tai;

        (vi) the duly signed employment contracts for a fixed term of 3 years by each one the Employees with the Company in the form as approved by Nam Tai which specifying the respective annual salaries as particularised in the Fourth Schedule and the rate be subject to review once every year;

        (vii) the Company shall take such actions as shall reasonably require for the purpose of this Agreement and shall be duly transacted.

7.2 On Completion Nam Tai shall pay the Purchase Price to the Company or its nominee(s) and be in such manner as confirmed by the Company in writing.

8. The provisions of clause 9 to clause 10 (inclusive) are conditional upon Completion taking place in accordance with this Agreement and such provisions shall not take effect if Completion does not take place for whatever reasons.

9. Nam Tai shall be responsible to settle for the Company the overhead expenses of the Company according to the Budget as referred to in the Fifth Schedule.

10.1 The Company and Kim jointly and severally undertake and agree with Nam Tai that after Completion all the results and intellectual property rights of the research and development of the Company shall belong to Nam Tai. Save and except with the consent in writing of Nam Tai the Company shall not carry on any business activities directly or indirectly. The Company will not at Completion be the owner or the registered holder of any share or interest in or other security of or directly or indirectly interested in any body corporate, partnership, joint venture or any form of equity wherever incorporated or established.

10.2 Kim agrees with Nam Tai that after Completion he will procure the Company to cease business and or to be wound up voluntarily as and when required by Nam Tai in writing to do so.

10.3 Subject to the provisions of clause 10.2 Kim shall procure the Company to maintain all licences, consent for the continual registration of the Company with all the relevant governmental authorise and to comply with all laws and regulations in the Republic of Korea.

10.4 Save and except with the written consent of Nam Tai the Company shall not engage directly or indirectly in any activities whether the same be in conflict with the interest of Nam Tai or whether the same is not commercial in nature.

10.5 Kim undertakes to procure himself and each of the Employees that they shall work as a full time employee of the Company working exclusively to provide services to Nam Tai in accordance with the respective employment contracts and shall not be engaged directly or indirectly any other business or employment or the provision of services whether the same be in conflict with the interests of Nam Tai.

10.6 The Company and Kim jointly and severally represent that save and otherwise agreed in writing the Forecast, Budget the Business from Completion shall be as particularised in the Fifth Schedule attached hereto.

10.7 The Company and Kim jointly and severally undertake with and warrant to Nam Tai that the Forecast and Budget of the Business as attached to the Fifth Schedule are being prepared on a bona fide basis the actual result thereof will be matched substantially.

11. This Agreement shall be binding on and enure for the benefit of each party's successors. None of the parties hereto may assign or transfer any of its rights hereunder without the prior written consent of the other save and except that Nam Tai shall have the right to assign the benefit of this Agreement to its parent company or to the other subsidiaries of its parent company.

12. The Company and Kim and Nam Tai shall respectively bear their own legal costs and expenses incurred by it in connection with the negotiation, preparation and approving of this Agreement and all matters and documentation relating to the Completion.

13. The Company and Kim hereby jointly and severally undertake with the Company that :-

        (a) all the procedures, legal requirements as set by the laws and regulations of the Republic of Korea relating to this Agreement shall be duly complied with the Company and Kim and other responsible persons, if any;

        (b) all tax, levy if any payable to any taxation authorisation in the Republic of Korea or otherwise in respect of this Agreement, the assignment of the Business and Assets and the receipt of the Purchase Price shall be duly paid by the Company, Kim and other persons, if any obliged to pay for such tax, levy under the laws of the Republic of Korea.

14. Any notice required to be given by any of the parties to this Agreement to the other party, shall be in writing and shall be deemed to have been so given if addressed and being posted to or left at the respective addressee at their registered offices or correspondence addresses herein mentioned irrespective whether the same is returned through the post undelivered.

15. No provisions hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

16. Time shall be of the essence of this Agreement but no failure or delay by Nam Tai in exercising or enforcing any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or enforcement of any right, remedy, power or privilege. The rights, remedies, powers and privileges of the parties herein provided are cumulative and not exclusive of any rights remedies, powers or privileges provided by law.

17. Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law for the purpose that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

18. This Agreement shall be governed by and construed in all respects in accordance with the Laws of Hong Kong and the parties hereto hereby submit to the exclusive jurisdiction of the Courts of Hong Kong.

19. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when so executed and delivered shall be an original but all the counterparts together shall constitute one and the same instrument.

        IN WITNESS whereof the parties hereto have duly executed this Agreement on the date and year first above written.

                                 FIRST SCHEDULE

                                     Part I

NAM TAI ELECTRONIC AND ELECTRICAL PRODUCTS LIMITED the registered office of which is situate at Suite 6B-9, 15/F., Tower 1, China Hong Kong City, 33 Canton Road, Tsimshatsui, Kowloon.

                                     Part II

                               Name of the Company

MICRO BUSINESS SYSTEMS IND. CO., LTD the registered office of which is situate at 103- 25, Ssangmun-dong, Dobong Ku Seoul, Republic of Korea and the place of business is situate at 1F Daesong Bldg, 70-2, Yangjae-Dong, Seocho-Ku Seoul, Korea.

                                    Part III

KIM JUNG SUN JASON of 5-201 Kumho Apartment 54 Ssangmun-Dong, Dobong-Ku, Seoul, Korea, holder of Republic of Korea Passport No.6625124.

                                SECOND SCHEDULE

The Assets shall include the following items

1. Equipment and toolings and the particulars of which are set out in Appendix I.

2. The deposit for office rental in the sum of US$16,600.00 and the particulars of which are set out in Appendix II.

3.      Intellectual Property rights which shall include:-

        (a) All the licences and approvals of portable telephone models MP-900 and MP-910 applicable to such countries and the particulars of which are set out in Appendix III;

        (b) All licences, approvals, trade marks, patents of other products of the Company; and

        (c) All other pending applications for approval for all products now under research and development by the Company and all new ideas or concept for future development of products.

4.      Office equipment and the particulars of which are set out in Appendix
        IV.

5. All existing purchase orders of the Company from the customers and transactions pending negotiations between the Company and potential customers.

                                 THIRD SCHEDULE

                  Representations. Warranties and Undertakings

1.1     Options over the Business and the Assets

        There are no agreements in force which provide for the present or future transfer of save and except as provided in this Agreement the right to call for the transfer of the Business and or the Assets of the Company or any part thereof whether for valuable consideration or otherwise.

1.2 No charges or liens have been created by the Company over the Business and or the Assets or any part thereof.

2.1     Status of the Company

        Due compliance has been made with all the provisions of the relevant governmental regulations in force in the Republic of Korea in connection with the formation and the continued subsistence of the Company and the conduct of its business.

2.2 All document of title (if any) relating to the Assets and executed copy of all agreements to which the Company is a party, and the original copies of all other document which are owned by or which is related to the Business and the Assets and ought to be in the possession of the Company are in its possession.

2.3     Investigation

        There are not pending, or in existence, any investigations or enquiries or complaints of whatsoever nature by, or on behalf of, any governmental or other body or any third party in respect of the Business or the Assets of the Company.

3.      Information disclosed to Nam Tai are true and correct

3.1 All information provided by the Company and or Kim to Nam Tai or its solicitors Messrs. Charles Chu, Kenneth Sit & Wu relating to the Company, the Business and the Assets were, when given, and are now accurate and comprehensive in all material respects.

3.2 There are no material facts or circumstances, in relation to the Assets, Business which have not been fully and fairly disclosed in writing by the Company and or Kim to Nam Tai or its solicitors, and which, if disclosed, might reasonably have been expected to affect the decision of Nam Tai to enter into this Agreement.

3.3 Since the provision of information to Nam Tai, there has been no material adverse change in the Business, Assets.

4. The Company and or Kim respectively have full power to enter into and perform this Agreement and this Agreement constitutes legally valid and binding obligations on the Company and Kim and are enforceable in accordance with the terms of this Agreement.

5.      Effect of assignment of the Business and the Assets

5.1     Compliance with the terms of this Agreement does not and will not:-

               (a) conflict with, or result in the breach of, or constitute a default under, any of the terms of any agreement or instrument to which the Company is a party, or any provision of the memorandum or articles of association or other corresponding constitutional documents of the Company;

               (b) relieve any person from any obligation to the Company or cause any person to determine any such obligation or any right or benefit enjoyed by the Company;

               (c) result in the creation, imposition, crystallization or enforcement of any encumbrance whatsoever on any of the Assets or the Business.

6.      Agreements restricting business

        The Company is not a party to any agreement or undertaking or assurances given to any corporation court or governmental agency which is still in force which restricts the carrying on of the Business or subject to any court order restricting the carrying on of the Business in any manner.

7.      Litigation. disputes and winding up

        (1) The Company is not engaged in any litigation or arbitration proceedings as plaintiff or defendant in relation to the Business and or the Assets; there are no such proceedings pending or threatened against the Company. No facts are known to the Company and or Kim which are likely to result in any such proceedings being brought by or against the Company.

        (2) Kim is not engaged in any litigation or arbitration proceedings either as plaintiff or defendant. There are no investigation, proceedings pending or threatened against Kim which will adversely affect the ability of Kim to perform the obligations on the part of Kim to be performed.

        (3) There is no dispute with any revenue or other official, department in the Republic of Korea or elsewhere, in relation to the Company and or Kim or the Business or the Assets, and there are no facts which may give rise to any dispute.

        (4) No order has been made or petition presented or resolution passed for the winding up of the Company; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company which may have an adverse effect upon the Business and or the Assets.

        (5) No receiver has been appointed of the whole or any part of any of the Business and or the Assets of the Company.

8.      Licences and Approvals

        (1)     All the Licences and Approvals as referred to in items 3 (a) &
                (b) of the Second Schedule are valid and subsisting.

        (2) The Company is not materially in breach of any of the terms or conditions upon which the Licences and Approvals are being granted and there are no factors that might in any way prejudice the continuation of any of them.

        (3) The Company in the conduct of the Business has not used any process and is not engaged in any activity which infringe any patent, copyrights, trade marks, designs, business know-how trade secrets or other intellectual property rights of any third party.

        (4) All the Licences and Approvals and pending applications for approval in connection with the Business and or the Assets have been exhaustively listed in Appendix III.

        (5) In the event of any omission of any intellectual property right of the Company relation to the Business and or Assets from item 3 of the Second Schedule hereof or such right created or acquired by the Company after the date of this Agreement the same shall be deemed to form part of the Assets to be assigned to Nam Tai upon Completion.

        (6) All intellectual property rights created or acquired by the Company in relation to the Business and or the Assets or otherwise after the Completion shall be deemed for all purposes to belong beneficially to Nam Tai and if the same for the meantime were to be registered under the name of the Company, the Company shall be deemed to be a trustee of Nam Tai and account all the benefit thereof to Nam Tai. The Company shall at the request of Nam Tai execute such document that are necessary to render the said intellectual property rights to be registered under the name of Nam Tai.

9.      General

        The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute of default under any agreement, commitment or other instrument to which the Company is a party or by law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Company.

                                 FOURTH SCHEDULE


Name of Employees                                  Annual Salary in Korean Won
-----------------                                  ---------------------------
1.      Hwan-Young Yeo                             Korean $ 60,000,000.00

2.      Soon-Hyung Kang                            Korean $ 60,000,000.00

3.      Kwang Kim                                  Korean $ 40,000,000.00

4.      In-Tschol (hannes) Kim                     Korean $ 32,000,000.00

5.      Gun-Young Yi (Lee)                         Korean $ 30,000,000.00

6.      Deol-Sil Kim                               Korean $ 17,000,000.00

7.      Hyo-Jung Ko                                Korean $ 12,000,000.00

                                 FIFTH SCHEDULE

                               Forecast and Budget

Monthly Budget of the Company for the FORECAST


1.      Ray Poll                                   US$ 18,000.00

2.      Telecom                                    US$  1,000.00

3.      Office Rental                              US$  1,000.00

4.      Travel                                     US$  4,000.00

5.      Others                                     US$  5,000.00
                                                   -------------
                                                   US$ 29,000.00
                                                   =============

SIGNED by Nam Tai by its      ) For and on behalf of
                              ) NAM TAI ELECTRONIC & ELECTRICAL
Director                      ) PRODUCTS LIMITED
                              )
                              ) /s/ Tadao Murakami
                              ) ----------------------------------
in the presence of:-          ) Authorized Signature
CHARLES CHIA CHIN CHU
Solicitor, Hong Kong SAR
CHARLES CHU, KENNETH SIT & WU

SIGNED by the Company its     )
                              ) MICRO BUSINESS SYSTEMS IND. CO., LTD.
Director Kim Jong Sun         )
                              ) /s/ Kim Jong Sun
                              ) ----------------------------------

in the presence of:-          ) President
CHARLES CHIA CHIN CHU
Solicitor, Hong Kong SAR
CHARLES CHU, KENNETH SIT & WU

SIGNED by Kim Jong Sun        ) /s/ Kim Jong Sun
                              ) ----------------------------------
in the presence of:-          )
CHARLES CHIA CHIN CHU
Solicitor, Hong Kong SAR
CHARLES CHU, KENNETH SIT & WU